Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Carrizo Oil & Gas, Inc.:
We consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration Nos. 333-162888, 333-35245, 333-55838, 333-116528, and 333-137273) and the Registration Statements on Form S-3 (Registration Nos. 333-159237, 333-142345, and 333-142346) of Carrizo Oil & Gas, Inc. of our reports dated March 16, 2010, with respect to the consolidated balance sheet of Carrizo Oil & Gas, Inc. as of December 31, 2009, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the year ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of Carrizo Oil & Gas, Inc.
Our report refers to a change in the method of accounting for convertible debt and a change in the method of estimating oil and gas reserves.
/s/ KPMG LLP

Houston, Texas
March 16, 2010